Exhibit 5.1

[Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Letterhead]

Tel Aviv, October 17, 2003
Our ref:

Nice Systems Ltd.

8 Hapnina Street

P.O. Box 690

Ra’anana, 43107

Israel

Dear Sirs:

We have acted as Israeli counsel to NICE Systems Ltd., a corporation organized under the laws of Israel (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-3 (which is being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof, the (“Registration Statement”). The Registration Statement relates to the registration of the offer and sale under the Securities Act of 1933, as amended (the “1933 Act”), of American Depositary Shares (“ADSs”), each ADS representing one Ordinary Share, par value NIS 1.00 each, of the Company (the “Ordinary Shares”). Thales SA, a selling shareholder (the “Selling Shareholder”) will sell up to 2,187,500 Ordinary Shares, represented by 2,187,500 ADSs.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S K under the 1933 Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate and other, and execution and delivery by said parties of such documents and the validity and binding effect thereof.

Exhibit 5.1 - 1

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Ordinary Shares to be sold by the Selling Shareholder are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

This opinion is furnished by us, as your counsel, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any of other purpose without our express written permission or relied upon by any other person.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Exhibit 5.1 - 2